Exhibit 99.1

20 January 2003

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN OR INTO THE UNITED STATES, CANADA, AUSTRALIA OR JAPAN

Recommended cash offer by Investec Investment Banking on behalf of MetaSolv Holdings (UK) Limited (a wholly owned subsidiary of MetaSolv, Inc.) for Orchestream Holdings plc

Offer Declared Wholly Unconditional

MetaSolv Holdings (UK) Limited (“MetaSolv UK”) announces that, as at 3.00 p.m. on 17 January 2003, valid acceptances of the Offer had been received in respect of a total of 97,663,822 Ordinary Shares in Orchestream Holdings plc (“Orchestream”) representing approximately 74.2 per cent. of the issued ordinary share capital.

Prior to making the Offer, MetaSolv UK received irrevocable undertakings to accept the Offer from the directors of Orchestream (in relation to themselves, their immediate families and related trusts) and certain other Orchestream Shareholders in respect of a total of 44,500,686 Orchestream Ordinary Shares, representing approximately 33.8 per cent. of the issued ordinary share capital of Orchestream. As at 3.00 p.m. on 17 January 2003, valid acceptances in respect of a total of 44,300,686 Ordinary Shares, representing approximately 33.6 per cent. of the issued ordinary share capital of Orchestream, had been received pursuant to these undertakings and are included in the valid acceptances above. The balance of the irrevocable undertakings are expected to be received shortly.

The Offer is now unconditional in all respects and will remain open until further notice. Consideration under the Offer will be despatched by 3 February 2003 to Orchestream Shareholders who had, as at 3.00pm on 17 January 2003, validly accepted the Offer. Consideration in respect of valid acceptances of the Offer received after 3.00pm on 17 January 2003 will be despatched to accepting Orchestream Shareholders within 14 days of such receipt.

The Board of MetaSolv UK urges Orchestream Shareholders who have not yet accepted the Offer to despatch their Forms of Acceptance as soon as possible. Any shareholder who has any questions, or requires a further copy of the Offer Document or Form of Acceptance, should telephone Capita IRG Plc, the receiving agent to the Offer, on 0870 162 3100 or (if calling from outside the UK) +44 20 8639 2157.

Save as disclosed above, (a) neither MetaSolv UK nor any person deemed to be acting in concert with MetaSolv UK for the purpose of the Offer owned or controlled any Orchestream Ordinary Shares, or any rights over such Orchestream Ordinary Shares immediately prior to 24 October 2002, being the commencement of the Offer Period; and (b) neither MetaSolv UK nor any person deemed to be acting in concert with MetaSolv UK for the purpose of the Offer has acquired or agreed to acquire any Orchestream Ordinary Shares (or rights over Orchestream Ordinary Shares) during the Offer Period.

In due course, MetaSolv UK intends to procure the making of an application by Orchestream for the cancellation of the listing of Orchestream Shares on the Official List of the UK Listing Authority and for the cancellation of trading in Orchestream Shares on the London Stock Exchange’s market for listed securities.

The expressions used in this announcement, unless the context otherwise requires, bear the same meaning as in the Offer Document dated 12 December 2002.

Enquiries:

MetaSolv, Inc. and MetaSolv UK	+1 972 403 8300
Glenn Etherington, Chief Financial Officer

Investec Investment Banking	+44 (0)20 7597 5970
(Financial adviser to MetaSolv, Inc. and MetaSolv UK)
Jagjit Mundi, Managing Director
Lee Aston, Associate Director

The MetaSolv UK Directors and the MetaSolv Directors accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of such persons (who have taken all reasonable care to ensure that such is the case), the information contained herein for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Investec Investment Banking, a division of Investec Bank (UK) Limited, which is regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for MetaSolv and MetaSolv UK and no-one else in connection with the Offer and will not be responsible to anyone other than MetaSolv and MetaSolv UK for providing the protections afforded to clients of Investec Investment Banking or for giving advice in relation to the Offer.